Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	July 31, 2014
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837
RGC RESOURCES, INC.
THIRD QUARTER FINANCIAL RESULTS
ROANOKE, Va. (July 31, 2014)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $283,194 or $0.06 per average share outstanding for the quarter ended June 30, 2014. This compares to consolidated earnings of $110,103 or $0.02 per average share outstanding for the quarter ended June 30, 2013. CFO Paul Nester attributed the increase in earnings to improved utility margins from higher sales volumes.
Earnings for the twelve months ending June 30, 2014 were $4,751,866 or $1.01 per share compared to $0.91 per share for the twelve months ended June 30, 2013. Nester attributed the higher year-over-year earnings primarily to improved utility margins from higher sales volumes.
RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.
Summary financial statements for the third quarter and twelve months are as follow:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
Revenues	$12,024,817	$11,037,308	$73,982,104	$63,290,080
Cost of sales	6,303,266	5,808,281	45,044,782	35,829,273
Gross margin	5,721,551	5,229,027	28,937,322	27,460,807
Other operating expenses, net	4,802,903	4,594,868	19,375,024	18,707,954
Interest expense	456,761	456,103	1,834,553	1,829,280
Income before income taxes	461,887	178,056	7,727,745	6,923,573
Income tax expense	178,693	67,953	2,975,879	2,634,382
Net income	$283,194	$110,103	$4,751,866	$4,289,191
Net earnings per share of common stock:
Basic	$0.06	$0.02	$1.01	$0.91
Diluted	$0.06	$0.02	$1.01	$0.91
Cash dividends per common share	$0.185	$0.180	$0.735	$1.715
Weighted average number of common shares outstanding:
Basic	4,718,068	4,706,721	4,712,665	4,688,074
Diluted	4,718,898	4,708,320	4,712,952	4,688,252

Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,
Assets	2014	2013
Current assets	$16,840,735	$27,576,118
Total property, plant and equipment, net	105,428,322	95,076,542
Other assets	4,581,000	8,587,436
Total Assets	$126,850,057	$131,240,096
Liabilities and Stockholders’ Equity
Current liabilities	$12,796,377	$31,032,697
Long-term debt	28,000,000	13,000,000
Deferred credits and other liabilities	33,641,698	38,042,635
Total Liabilities	74,438,075	82,075,332
Stockholders’ Equity	52,411,982	49,164,764
Total Liabilities and Stockholders’ Equity	$126,850,057	$131,240,096